Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Thomas Group Announces Reverse Stock Split Effective on

NASDAQ Capital Market August 16, 2010

Intended to enable the Company to regain compliance with NASDAQ’s minimum closing bid price requirement

IRVING, TEXAS — August 13, 2010 - Thomas Group, Inc. (NasdaqCM: TGIS) (the “Company”), a global change management and operations improvement consulting firm, today announced that it has filed a Certificate of Amendment to its Amended and Restated Certificate of Incorporation to effect a 1-for-5 reverse stock split of its common stock that will become effective at end of business today. The reverse stock split-adjusted shares of the Company’s common stock will begin trading at the start of NASDAQ trading on Monday, August 16, 2010.  The Company’s shares will continue to trade on The NASDAQ Capital Market under the symbol “TGIS,” with the fifth character “D” added to the end of the trading symbol for a period of 20 trading days to indicate the reverse stock split has occurred.  On September 13, 2010, the Company’s symbol will revert to its original symbol “TGIS.”  A new CUSIP number has been assigned to Thomas Group’s common stock after the reverse stock split becomes effective.

The 1-for-5 reverse stock split will automatically convert all shares of the Company’s common stock issued and outstanding, all Treasury shares, and all unawarded or unvested shares under all approved stock plans of the Company to one new share of common stock.  The number of authorized shares of the Company’s common stock will remain unchanged at 25,000,000 shares.

The reverse stock split, which was approved by the Company’s shareholders on June 21, 2010, will reduce the number of shares of the Company’s outstanding common stock from approximately 10.8 million, as of the filing date of the Company’s most recent Quarterly Report on Form 10-Q (August 11, 2010), to approximately 2.2 million.

Computershare Trust Company, together with its affiliate Computershare, Inc., the transfer agent for the Company, will act as Exchange Agent for the exchange.

Stockholders will receive the forms and notices to exchange their existing shares of the Company’s common stock for new shares from the Exchange Agent or their broker after August 16, 2010. Any fractional shares resulting from the reverse stock split will be aggregated and sold by the Exchange Agent. Stockholders whose ownership interest will result in fractional shares as a result of the reverse stock split will receive a cash payment in lieu of the fractional shares based on their pro rata share of the sales proceeds for such fractional shares received by the Exchange Agent.

The purpose of the reverse stock split is to raise the per share trading price of the Company’s common stock to better enable the Company to maintain the listing of its common stock on The NASDAQ Capital Market (“NASDAQ”).   As previously announced, in order to maintain the Company’s listing on NASDAQ, on or before September 13, 2010, the Company’s common stock must have a closing bid price of $1.00 or more for a minimum of ten prior consecutive trading days.  If the Company is unable to meet this requirement, the NASDAQ Listing Qualifications Panel will issue a final determination to delist and suspend trading of the Company’s common stock.  There can be no assurance that the reverse stock split will have the desired effect of raising the closing bid price of the Company’s common stock prior to September 13, 2010 to meet this requirement.

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About Thomas Group

Thomas Group, Inc. (NasdaqCM:TGIS) is an international, publicly-traded professional services firm specializing in operations improvements and organizational change management. Thomas Group’s unique brand of process improvement and performance management services enable businesses to enhance operations, improve productivity and quality, reduce costs, generate cash and drive higher profitability. Known for Breakthrough Process Performance, Thomas Group creates and implements customized improvement strategies for sustained performance improvements in all facets of the business enterprise. Thomas Group has offices in Dallas and Washington, D.C. For more information, please visit www.thomasgroup.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act:

Any statements in this release that are not strictly historical statements, including statements about our beliefs and expectations, are “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements, including general economic and business conditions that may impact clients and the Company’s revenues, timing and awarding of customer contracts, revenue recognition, competition and cost factors, lack of profitability and potential delisting, as well as other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended December 31, 2009.  These forward-looking statements may be identified by words such as “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “projects,” “could,” “should,” “may,” “would,” “continue,” “forecast,” and other similar expressions. These forward-looking statements speak only as of the date of this release. Except as required by law, the Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

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For more information, contact

Frank Tilley

Chief Financial Officer

Thomas Group, Inc.

ftilley@thomasgroup.com

972.869.3400

http://www.thomasgroup.com